Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Viatech Corp. on Form S-1 Amendment No. 1 of my Report of Independent Registered Public Accounting Firm, dated May 2, 2012 on the balance sheet of Viatech Corp. as at March 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from September 22, 2011 (date of inception) through March 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado July 24, 2012	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.

{00041849.DOC;1}